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Louis J. Esbin, General Counsel
27451 Tourney Road, Suite 120
Valencia, California 91355
Tel: 661-305-8995 | Fax: 661-254-5252
Email: Louis@Loadchief.com

loadchief
A product of
Independent Contractors
Network, Inc.

March 22, 2019

Bigfoot Project Investments, Inc.
570 El Camino Real NR-150
Redwood City, CA 94063
Attn: Tom Biscardi

Re: Non-Binding Letter of Intent

Dear Mr. Biscardi:

This non-binding letter of intent (this "Letter of Intent") sets forth the intention of the undersigned Independent Contractors Network, Inc., a California corporation ("ICN"), to enter into a transaction with Bigfoot Project Investments, Inc. ("Bigfoot" or, at times, the "Company")(each of which may be referred to as a "Party" or, together, the "Parties"), whereby a wholly-owned subsidiary of Bigfoot would acquire 100% of the issued and outstanding stock of ICN, and Bigfoot would issue to the shareholders of ICN certain shares of convertible preferred stock of Bigfoot (collectively, the "Transaction"), subject to the terms of a definitive share exchange agreement (the "Share Exchange Agreement") to be executed by the parties hereto. Bigfoot and ICN.

The proposed terms of the Transaction are as follows:

1. Definitive Agreement. Consummation of the Transaction, as contemplated, will be subject to the negotiation and execution of a mutually satisfactory definitive share exchange agreement or merger agreement, including any and all ancillary agreements and documents (the "Definitive Agreements"), setting forth the specific terms and conditions of the Transaction. The execution of the Definitive Agreement by the Parties is subject to the completion of a satisfactory review of the respective legal, financial and business conditions of the Parties. The Parties will use their commercially reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, including the following provisions:

(a) In consideration for the sale, transfer and assignment of 100% of the issued and outstanding stock of ICN to a wholly-owned subsidiary of Bigfoot (the "Merger Sub"), Bigfoot will issue to the ICN shareholders shares of the convertible preferred stock that shall be convertible into such number of shares of Bigfoot equal to, as of the date of the closing of the Transaction, 96% of the number of shares of Bigfoot issuable on a fully-diluted basis (the "Preferred Stock");

(b) The Preferred Stock will provide for anti-dilution protection, such that the

holders of Preferred Stock will maintain the right to convert into such 96% interest in Bigfoot in the event of, and notwithstanding, any issuance of equity by Bigfoot pursuant to (i) conversion or exercise of a security issued prior to the Closing Date (defined below); and/or (ii) a financing transaction; *provided*, *however*, that such anti-dilution protection would not apply to amounts exceeding $2 million (for the avoidance of doubt, in the event of such a financing transaction in the amount of $3 million, anti-dilution protection would apply only with respect to $2 million of such amount), and will include customary provisions including related to ownership and conversion limitations[1];

(c) Prior to the closing of the Transaction (the "Closing" or the "Closing Date"), each Party shall have completed its due diligence review of the business and affairs of the other Party;

(d) Prior to the Closing, Bigfoot shall cause the resignation of the officers and directors of Bigfoot effective immediately after the Closing of the Transaction, with any and all such vacancies filled by the nominees of ICN (the names and capacities of which ICN nominees will be established by the Closing of the Transaction);

(e) The Merger Sub will be free and clear of all liens, encumbrances, claims or adverse interests of Bigfoot, as all such assets and liabilities will be transferred and assigned, along with all assets of Bigfoot to a subsidiary of Bigfoot formed for such purpose

(f) Prior to the Closing, all assets and liabilities related to the Bigfoot Operations will be transferred to Searching for Bigfoot, Inc., a wholly-owned subsidiary of Bigfoot (the "Bigfoot Sub"), and Bigfoot will provide to Bigfoot Operations the capital described in Exhibit A attached hereto;

(g) Prior to the Closing, Bigfoot shall establish a class of preferred stock having voting rights equivalent to the majority of the shareholders' voting rights, having such economic value as shall be agreed upon prior to the Closing (the "Majority Voting Preferred Stock") and all shares of the Majority Voting Preferred Stock will be either issued to the designees of ICN by Bigfoot or assigned and transferred to such designees by the holders of such Majority Voting Preferred Stock;

(h) Prior to the Closing, Bigfoot shall file its quarterly report on Form 10-Q for the period ended January 31, 2019, as well as any other required filings that may come due as of the Closing; and

(i) In connection with the Closing and simultaneous therewith, Bigfoot will enter into consulting agreements with each of Tom Biscardi and Sara Reynolds (the "Consultants") with respect to transition services and other services, providing for compensation in the form of Preferred Stock issued to each of the Consultants in the amount equal to 0.96% of the number of shares of Preferred Stock authorized for issuance, and on such other terms as Bigfoot and the Consultants shall agree.

[1] These "blocker" provisions will prevent the holders of the Preferred Stock from having meaningful voting control. This will be addressed via a different class of Preferred Stock, to be held by management, which can vote a majority of the common shares.

2. Acknowledgement; Representation; Conduct of Business. ICN hereby acknowledges that ICN has had the opportunity to discuss the financial condition of Bigfoot with Bigfoot's independent registered accounting firm. Bigfoot hereby represents and warrants that the legal, financial and business condition of the Company as of the date hereof is, except for the impact of routine activities having no material effect, accurately reflected in the Annual Report on Securities and Exchange Commission ("SEC") Form 10-K for the fiscal year ended July 31, 2018, filed by Bigfoot on November 13, 2018, that are subject to further disclosures in the filings due for the period ending January 31, 2019. Prior to the execution of a Definitive Agreement and the Closing of the Transaction, Bigfoot will conduct its operations in the ordinary course of business consistent with past practice and will not issue any capital stock or grant any options or warrants with respect to its capital stock (other than pursuant to exercises or conversions of securities issued and outstanding as of the date hereof), nor will it make any distributions, dividends or other payments to any affiliate or shareholders.

3. Public Announcements. Neither Party will make any public disclosure, including, without limitation, through any social media outlet, media outlet, internet based media, or otherwise, concerning the matters set forth in this Letter of Intent or the negotiation of the proposed Transaction (each a "Public Disclosure") without the prior written consent of the other Party, which consent shall not be unreasonably withheld. If and when either Party desires to make such Public Disclosure, after receiving such prior written consent, the disclosing Party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either Party is advised by counsel that disclosure of the matters set forth in this Letter of Intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing Party will provide the other Party, if reasonably possible under the circumstances, notice of such disclosure prior to it being made, as well as a reasonable opportunity to review and comment on such disclosure in advance of it being made as a Public Disclosure.

4. Due Diligence; Confidentiality Agreement. Each Party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, with all information, books, records and property (collectively, "Transaction Information") that such other Party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each of the Parties will use its commercially reasonable efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

5. Exclusivity. In consideration for the mutual covenants and agreements contained herein, until the earlier of the Closing of the Transaction or termination of This Letter of Intent in accordance with its terms, Bigfoot will not, and will not permit any of their representatives to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information privately or through Public Disclosure) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the capital stock of the Company, including, but not limited to, a merger, sale, assignment, acquisition, strategic investment or similar transaction

("Acquisition Proposal"). Bigfoot will immediately notify ICN in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide ICN with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of the Company from (a) making any disclosure to its shareholders required by applicable law; or (b) responding to any unsolicited proposal or inquiry to the Company (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 5, providing, however, that the Company must not act in contravention or Section 4, above.

6. Termination. This Letter of Intent may be terminated (a) by mutual written consent of the Parties, (b) by either party (i) after 5:00 p.m. Eastern Standard Time ("EST") on April 5, 2019 (the "Termination Date") if a Definitive Agreement is not executed and delivered by the Parties prior to such time, or (ii) if the Transaction is enjoined by a court or any governmental body.

7. No Brokers. Each Party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

8. Expenses. Each of the Parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

9. Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of Nevada within such State, without regard to any principles of conflicts of law. Each of the Parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Letter of Intent shall be brought in the federal or state courts located in the State of Nevada, by execution and delivery of this Letter of Intent, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process method permitted by law.

10. Counterparts. This Letter of Intent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax or PDF copies of signatures shall be treated as originals for all purposes.

11. Effect. It is understood that this letter is not an offer or a contract but is only a Letter of Intent, notwithstanding anything contained herein or otherwise to the contrary, and no binding commitment of any nature whatsoever shall be implied by virtue hereof, except for the provisions set forth in Sections 2 through 11 hereof. Except as stated in the immediately preceding sentence, (i) no binding agreement shall exist unless and until the Definitive Agreement has been executed and delivered by the Parties, and the only as and to the extent stated therein, and (ii) the termination of this Letter of Intent and the negotiations for the proposed Transaction prior to the execution and delivery of the Definitive Agreement for whatever reason shall not result in any obligation or liability of any party to the other

(SIGNATURES FOUND ON FOLLOWING PAGE)

This letter of intent will terminate at 5:00 p.m. (EST) on March 22, 2019 unless it has been duly executed by or on behalf of the parties prior to such time.

Very truly yours,

INDEPENDENT CONTRACTORS NETWORK, INC.

BY:
Louis J. Esbin
General Counsel

BIGFOOT PROJECT INVESTMENTS, INC.

BY:
Tom Biscardi
Chief Executive Officer

ICN – LOI (BGFT)(LJE 03.17.19)(2.1)